UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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THE CHILDREN’S PLACE, INC.
(Name of Registrant as Specified in Its Charter)

MACELLUM SPV II, LP
MACELLUM CAPITAL MANAGEMENT, LLC
MACELLUM ADVISORS GP, LLC
MCM MANAGERS, LLC
MCM MANAGEMENT, LLC
JONATHAN DUSKIN
BARINGTON COMPANIES EQUITY PARTNERS, L.P.
BARINGTON COMPANIES INVESTORS, LLC
BARINGTON CAPITAL GROUP, L.P.
LNA CAPITAL CORP.
JAMES A. MITAROTONDA
HILCO, INC.
SETH R. JOHNSON
ROBERT L. METTLER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Macellum Advisors GP, LLC, together with the other members of Shareholders for Change at The Children’s Place, has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2015 annual meeting of stockholders of The Children’s Place, Inc.

On April 27, 2015, Shareholders for Change at The Children’s Place issued the following press release:

SHAREHOLDERS FOR CHANGE AT THE CHILDREN’S PLACE RELEASES DETAILED INVESTOR PRESENTATION

Outlines its Views on Why Immediate Change is Warranted at The Children’s Place

NEW YORK, NY - April 27, 2015 – Shareholders for Change at The Children’s Place, a group led by Macellum Advisors GP, LLC and Barington Capital Group, L.P., who collectively beneficially own approximately 2.1% of The Children’s Place, Inc. (“The Children’s Place” or the “Company”) (NASDAQ:PLCE), today announced that it has filed a detailed investor presentation with the Securities and Exchange Commission (“SEC”) in connection with the election of its slate of two highly-qualified nominees, Seth R. Johnson and Robert L. Mettler, to the Company’s Board of Directors (the “Board”) at the upcoming 2015 Annual Meeting of Stockholders.

In the presentation, Shareholders for Change at The Children’s Place outlines in detail its views regarding why immediate change is necessary at The Children’s Place, including the Company’s history of poor operating and stock price underperformance versus peers and the overall market under the direction of the current management team and Board.  The presentation also details why Shareholders for Change at The Children’s Place’s nominees are best suited to unlock value for all stockholders of The Children’s Place.

The Investor Presentation is available on the SEC’s website and at the following link: http://tinyurl.com/DetailedInvestorPresentation.

Investor contacts:
Jonathan Duskin
Macellum Capital Management, LLC
(212) 956-3008

George W. Hebard III
Barington Capital Group, L.P.
(212) 974-5733

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Macellum Advisors GP, LLC, together with the other members of Shareholders For Change at The Children’s Place, has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the 2015 annual meeting of stockholders of The Children’s Place, Inc., a Delaware corporation (the “Company”).

SHAREHOLDERS FOR CHANGE AT THE CHILDREN’S PLACE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Macellum SPV II, LP (“Macellum”), Macellum Capital Management, LLC (“Macellum Capital”), Macellum Advisors GP, LLC (“Macellum GP”), MCM Managers, LLC (“MCM Managers”), MCM Management, LLC (“MCM Management”), Jonathan Duskin, Barington Companies Equity Partners, L.P. (“Barington”), Barington Companies Investors, LLC (“BIC”), Barington Capital Group, L.P. (“Barington Capital”), LNA Capital Corp. (“LNA Capital”), James A. Mitarotonda, Hilco, Inc. (Hilco”), Seth R. Johnson and Robert L. Mettler.

As of the date hereof, Macellum beneficially owns 315,600 shares of the Company’s common stock (“Common Stock”), including 89,600 shares of Common Stock underlying certain call options exercisable within sixty (60) days hereof. As the general partner of Macellum, Macellum GP may be deemed to beneficially own the 315,600 shares of Common Stock owned by Macellum. As of the date hereof, Macellum Capital beneficially owns 6,270 shares of Common Stock, including 3,100 shares of Common Stock underlying certain call options exercisable within sixty (60) days hereof. MCM Managers, as the managing member of Macellum Capital, may be deemed to beneficially own the 6,270 shares of Common Stock owned by Macellum Capital. MCM Management, as the managing member of MCM Managers, may be deemed to beneficially own the 6,270 shares of Common Stock owned by Macellum Capital. Mr. Duskin, as the sole member of Macellum GP and the managing member of MCM Management, may be deemed to beneficially own the 321,870 shares of Common Stock owned in the aggregate by Macellum and Macellum Capital. As of the date hereof, Barington beneficially owns 117,800 shares of Common Stock. As the general partner of Barington, BIC may be deemed to beneficially own the 117,800 shares of Common Stock owned by Barington. As the majority member of BIC, Barington Capital may be deemed to beneficially own the 117,800 shares of Common Stock owned by Barington. As the general partner of Barington Capital, LNA Capital may be deemed to beneficially own the 117,800 shares of Common Stock owned by Barington. As the sole stockholder and director of LNA Capital and the managing member of BIC, Mr. Mitarotonda may be deemed to beneficially own the 117,800 shares of Common Stock owned by Barington. As of the date hereof, Hilco beneficially owns 2,000 shares of Common Stock. Jeffery B. Hecktman, as the chairman, chief executive officer, majority stockholder and sole director of Hilco, may be deemed to beneficially own the 2,000 shares of Common Stock owned by Hilco.  As of the date hereof, Mr. Johnson does not beneficially own any securities of the Company. As of the date hereof, Mr. Mettler does not beneficially own any securities of the Company.